Exhibit 10.12

October 15, 2021

VIA EMAIL

Sharon Frank

Re: Promotion to VP Environmental Health and Safety

Dear Sharon:

Montauk Renewables, Inc. (Montauk) is pleased to offer you a promotion to VP Environmental Health and Safety of Montauk as of October 25, 2021. This will be an executive level position as an Officer of the company and require the attendant disclosures of a public company and required regulatory filings. In this role you will be reporting directly to the CEO of Montauk.

Your duties will consist of all your current duties as described in the attached job description, plus the additional duties of serving as Responsible Corporate Officer (RCO) for all Montauk attribute programs.

Your compensation for this position, starting the next payroll period after acceptance of this letter, will be $220,500 per year, effective October 25, 2021.

You will be eligible for an annual bonus based on achieving objectives in accordance with Company incentive compensation plans for Executives as administered by the Compensation Committee of the Company's Board. The target annual bonus opportunity is 30% of your annual base compensation subject to a potential stretch goal for a maximum of up to 60% of your annual base salary based on Company performance. This annual bonus program will be pro-rated from October 25 - December 21, 2021.

Additionally, this position is eligible for participation in our stock equity plan, grants under which will be separately communicated.

I hope you will accept this offer as all of us at Montauk look forward to your contribution and ultimate success of this new venture. If you agree with this promotion as described, please execute and date below.*

Kind Regards,

/s/ Sean McClain

Sean McClain – President and CEO – Montauk Renewables

Accepted:

Sharon Frank /s/ Sharon Frank

Date 10/18/21

*Nothing in this Agreement shall be deemed to confer on the Employee any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.

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